RESIGNATION AGREEMENT AND RELEASE
This RESIGNATION AGREEMENT AND RELEASE (the “Agreement”), dated as of May 1, 2015, is entered into by and between Third Point Reinsurance Limited, a Bermuda corporation (the “Company”), and Tonya L. Marshall (the “Executive”).
WHEREAS, the Executive and the Company are parties to a Statement of Employment, dated as of March 2012, and an Employment Agreement, dated as of December 14, 2011 (the “Employment Agreement”), with capitalized terms used herein without definition having the respective meanings set forth in the Employment Agreement;
WHEREAS, the Company and the Executive have agreed that the Executive shall resign her employment with the Company and its affiliates effective as of May 1, 2015 (the “Resignation Date”); and
WHEREAS, the Executive and the Company desire to specify, as well as settle and conclude, the Executive’s rights and obligations in connection with the Executive’s employment with, and resignation from, the Company and its affiliates.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Resignation of Employment.
(a)Generally. The Executive and the Company acknowledge and agree that the Executive shall no longer be an employee of the Company or any of its subsidiaries or affiliates as of the close of business on the Resignation Date. In consideration of the compensation to be provided pursuant to this Agreement, the Executive hereby resigns, effective as of the Resignation Date, from employment with the Company and its subsidiaries and affiliates in all respects including without limitation from each officer, executive or director position held with the Company and its subsidiaries and affiliates. The Executive acknowledges that, from and after the Resignation Date, the Executive shall no longer be authorized to conduct business on behalf of the Company or any of its affiliates, including but not limited to entering into contracts or other binding commitments on behalf of the Company or any of its affiliates.
Simultaneously with the execution and delivery of this Agreement, the Executive is executing and delivering to the Company the resignation letter attached hereto as Exhibit A, and the Executive shall execute promptly such other documents evidencing any other resignations as the Company shall reasonably request.
(b)Accrued Payments/Notice Pay. On the next regular payroll date following the Resignation Date, May 20, 2015, the Company shall pay the Executive all of the Executive’s earned but unpaid base wages and accrued vacation through the Resignation Date payable in accordance with Company policy, in the amount of USD $25,395.28.
(c)Company Employee Benefits. Following the Resignation Date, and except as provided in this Agreement, the Executive shall be entitled to vested employee benefits under the Company’s employee benefit plans to which the Executive is entitled as a former employee, including any referenced in the Employment Agreement and/or Employee Handbook; provided, that for the avoidance of doubt, the benefits set forth in Section 2 of this Agreement are in lieu of, and not in addition to, any severance or resignation or termination benefits payable under the Employment Agreement and under any severance plan, policy, agreement or arrangement sponsored or maintained by the Company or of its affiliates. The Company also agrees, within fourteen (14) days of the Resignation Date, or if not practicable within such period, as soon as reasonably practicable thereafter, to take the steps necessary to transfer to the Executive the Executive’s employee pension account managed by FMi and including all contributions made through the Resignation Date.
(d)Continuing Indemnification. Following the Resignation Date, the Company will continue to provide the Executive with the insurance coverages set forth in Section 9 of the Employment Agreement in accordance with the terms of such Section.
(e)Announcement of Resignation. Any public announcement by the Company concerning the Executive’s departure from the Company shall take the form of, and only the form of, Exhibit B to this Agreement. Any subsequent or additional public statements and any internal announcements by the Company concerning the Executive’s departure from the Company shall be consistent with Exhibit B. The Company shall provide notice to the Executive prior to making any internal or public announcement concerning her departure from the Company (it being hereby acknowledged that notice has been given that an announcement is expected to be made to employees on Monday May 4, 2105).
(f)Reference Checks. The Company shall use commercially reasonable efforts to cause reference checks to be referred to the Company’s Chief Operating Officer and the response thereto to consist solely of (1) the Executive’s tenure with the Company; (2) her final position of Executive Vice President, General Counsel & Secretary and final rate of base salary; (3) that she voluntarily resigned from the Company effective as of the Resignation Date; and (4) that she was an employee in good standing at the Resignation Date.
2.Separation Compensation. Subject to the Executive’s execution and delivery of the release of claims attached hereto as Exhibit C (the “Release of Claims”) simultaneously with the Executive’s execution and delivery of this Agreement, the Executive shall receive a cash payment of $3,200,000 (the “Cash Payment”) to be paid to the Executive as follows:
(i)    As to $800,000 of the Cash Payment, in eight (8) equal installments of $100,000 on regular payroll dates in 2015 in accordance with the Company’s regular payroll practices, beginning with the first regular payroll date following the Resignation Date, on May 20, 2015;
(i)        As to $2,000,000 of the Cash Payment, in twelve (12) equal installments of $166,666.67 on regular payroll dates in 2016 in accordance with the Company’s regular payroll practices; and
(ii)        As to $400,000 of the Cash Payment, in twelve (12) equal installments of $33,333.33 on regular payroll dates in 2017 in accordance with the Company’s regular payroll practices.
In addition to the Cash Payment in clauses (i), (ii) and (iii), the Company shall pay the Executive an aggregate of $21,744 in eighteen (18) substantially equal monthly installments of $1,208 on regular payroll dates starting on May 20, 2015 following the Resignation Date and ending on the payroll date occurring in October 2016.
3.    Exclusive Payments. The Executive acknowledges and agrees that the Cash Payment is in full and final satisfaction of all of the Executive’s rights to notice pay, accrued and future bonuses, long-term compensation and severance and resignation and termination benefits from the Company and any of its subsidiaries and affiliates, excluding only compensation in respect of Vested Options as provided in Section 6(a) of this Agreement.
4.    Breach of Release of Claims. In the event that, by reason of action by the Executive, any of the releases of claims contained in the Release of Claims shall be or become invalid, illegal or unenforceable in any respect, and the Executive commences, or causes to be commenced, an Action (as defined in the General Release) against any Released Party (as defined in the General Release), the Executive’s right to any unpaid amounts otherwise payable under Section 2 above will be immediately forfeited and the Executive will be liable to the Company for any amounts already paid to the Executive pursuant to Section 2 above. Notwithstanding the foregoing, this Agreement does not (1) prohibit the Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company and its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its affiliates that the Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any affiliate or (2) require the Executive to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (1).
5.    Acknowledgment of Fiscal Year 2014 and Fiscal Year 2015 Bonus. The Executive acknowledges having received full payment of the Executive’s annual bonus to which she is entitled in respect of the fiscal year of the Company ended December 31, 2014. In addition, the Executive agrees that the Executive shall have no entitlement to a bonus in respect of the current fiscal year of the Company.
6.    Treatment of Equity. The equity awards granted to the Executive prior to the Resignation Date shall be treated as follows:
(a)Options. The Company and the Executive acknowledge that pursuant to that certain Nonqualified Share Option Agreement to which the Company and the Executive are parties (the “Option Agreement”), the Executive was granted an aggregate of 581,395 options to purchase Class A common shares, par value $0.10 per share, of the Company (the “Options”) under the terms and conditions set forth in the Third Point Reinsurance Limited Share Incentive Plan. Of this aggregate number, 348,837 of the Options were granted at an exercise price of $10.00, of which 209,302 are vested and 139,535 are unvested immediately prior to the Resignation Date; 116,279 of the Options were granted at an exercise price of $16.00, of which 69,767 are vested and 46,512 are unvested immediately prior to the Resignation Date; and 116,279 of the Options were granted at an exercise price of $20.00, of which 69,767 are vested and 46,512 are unvested immediately prior to the Resignation Date (such aggregate number of vested Options, the “Vested Options”). The parties hereby agree that, notwithstanding Section 4(c) of the Option Agreement all Options other than the Vested Options shall terminate and be cancelled immediately without consideration as of the Resignation Date. The Vested Options shall be exercisable for twelve (12) months following the Resignation Date in accordance with the Option Agreement.
(a)    Restricted Stock Units. The Company and the Executive acknowledge that, pursuant to two Employee Performance Restricted Shares Award Notices, dated as of December 19, 2014 and February 26, 2015, the Executive was granted a total (at maximum performance) of 52,469 performance-vesting restricted common shares of the Company (“Restricted Shares”), all of which are outstanding and unvested as of the date hereof. The parties hereby agree that all of the Executive’s unvested Restricted Shares shall immediately be forfeited and cancelled with no consideration effective as of the Resignation Date.
7.    Restrictive Covenants.
(a)    Noncompetition Term. The Executive and the Company hereby agree that the restrictive covenants set forth in the Employment Agreement, as modified by the second sentence of this Section 7(a) (the “Restrictive Covenants”), are hereby incorporated by reference herein and shall continue to apply following the execution and delivery of this Agreement and the Executive’s resignation of employment in accordance with the terms of the Employment Agreement. For purposes of Section 7(a) of the Employment Agreement, as incorporated by reference herein, the “Noncompetition Term”, as defined under Section 7(g)(i) of the Employment Agreement, shall mean the period beginning on the date of the Employment Agreement and ending twelve (12) months following the Resignation Date.
(b)    Non-solicitation. In addition to the covenant set forth in Section 7(c) of the Employment Agreement, the Executive agrees that, for a period of three (3) years following the Resignation Date, the Executive shall not, and shall not assist or cause any other person to, directly or indirectly, hire (including otherwise engaging the services of) any person who, at the time of such hiring is, or during the twelve (12) months prior to the time of such hiring was, an employee of the Company or any of its subsidiaries or affiliates.
(c)    Non-disparagement. The Company and the Executive agree and acknowledge that Section 7(d) of the Employment Agreement is incorporated herein by reference.
(d)    The Executive hereby further agrees and acknowledges that, as one of the remedies available to the Company for breach of the Restrictive Covenants under Section 7 of the Employment Agreement, as incorporated herein and modified by Section 7(a) of this Agreement, or the covenant contained in Section 7(b) of this Agreement, the continued payment of, and retention of, the payments set forth in Section 2 hereof shall be subject to the Executive’s compliance with such provisions. The Executive acknowledges that the Restrictive Covenants include (but are not limited to) covenants related to the preservation of confidential information, nondisparagement of (among others) the Company and its affiliates, officers and directors and noncompetition with the business of the Company and its affiliates.
8.    Acknowledgments and Release. The Executive hereby agrees and acknowledges that, subject to payment of the amounts and benefits expressly provided for or referenced in this Agreement, the Executive will have received full payment for all services rendered on behalf of the Company and its subsidiaries and affiliates. In consideration of the Company’s commitment pursuant to Section 2, the Executive shall execute the Release of Claims attached hereto as Exhibit C and deliver the executed Release of Claims to the Company simultaneously with the Executive’s execution and delivery of this Agreement. The Executive agrees and acknowledges that none of the payments or benefits to which the Executive is entitled by reason of the operation of this Agreement shall be payable to the Executive unless and until the Executive shall have executed and delivered such Release of Claims.
9.    Cooperation and Assistance. From the Resignation Date through December 31, 2015, the Executive shall furnish such reasonable information and assistance to the Company as may be reasonably required by the Company in connection with such transition matters relating to issues or matters of which the Executive had knowledge during her employment with the Company and its affiliates. Such reasonable and limited cooperation shall take into account the Executive’s other commitments, including to any future employer, and shall be provided by the Executive via telephone and/or electronic mail.
10.    Company Property. To the extent that the Executive has not already done so as of the date of this Agreement, promptly following the Resignation Date, the Executive shall return to the Company (1) all property of the Company and its affiliates in the Executive’s possession, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company and its affiliates.
11.    Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by electronic delivery to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address below (or such other address as a party may designate by notice to the other party):
If to the Executive:    Tonya Marshall
P.O. Box HM 1859
Hamilton HM HX
Bermuda
Email address:

If to the Company:    Third Point Reinsurance Limited
Attn: Chief Operating Officer
The Waterfront, Chesney House
96 Pitts Bay Road
Pembroke HM 08
Bermuda
Email address:
12.    Miscellaneous. The Executive agrees that the payments and benefits to be paid and provided under this Agreement shall be in full and final satisfaction of the obligations of the Company and each of its subsidiaries and affiliates in respect of the Executive’s resignation of employment from the Company and its affiliates, including without limitation under the Employment Agreement. The Company hereby represents and warrants to the Executive that it has been duly authorized to enter into this Agreement. Section 16 of the Employment Agreement (relating to governing law and dispute resolution) is incorporated herein as if set forth fully herein. This Agreement may be amended only by a written instrument signed by the Company and the Executive. This Agreement shall constitute the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement unless expressly preserved. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of the Executive) and assigns. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. This Agreement may be executed in counterparts (including by .pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
13.    No Oral Modifications or Waivers. No waiver, modification, or amendment of any provision of this Agreement shall be effective unless executed in writing by the parties. The failure of a party to enforce the breach of any of the terms or provisions of this Agreement shall not be a waiver of any preceding or succeeding breach of the Agreement or any of its provisions, nor shall it affect in any way the obligation of the other party to fully perform his or her obligations hereunder.
14.    Attorneys’ Fees. Each party shall bear its own attorneys’ fees in any dispute arising out of or relating to this Agreement, except in the case of (1) any matters for which the Executive is entitled to indemnification (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (2) any successful action or proceeding brought by the Executive to enforce her rights under this Agreement; and (3) any successful action or proceeding brought by the Company to enforce its rights under this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.
THIRD POINT REINSURANCE LIMITED

By: /s/ John R. Berger
Name: John R. Berger
Title: Chairman and Chief Executive Officer
EXECUTIVE

/s/ Tonya L. Marshall
Tonya L. Marshall

Exhibit A

Third Point Reinsurance Limited
c/o:    John R. Berger, Chairman and Chief Executive Officer
Chesney House
1st Floor
96 Pitts Bay Road
Pembroke HM 06
Bermuda
Letter of Resignation
Ladies and Gentlemen:
I, Tonya L. Marshall, hereby resign from all officer and director positions held at Third Point Reinsurance Limited and all its subsidiaries or affiliates, in each case effective as of the close of business on May 1, 2015, provided, that such resignations shall not prejudice any of my rights under the Resignation Agreement and Release, dated as of May 1, 2015 to which Third Point Reinsurance Limited and I are parties.

/s/ Tonya L. Marshall
Tonya L. Marshall

Acknowledged and Agreed:
On behalf of THIRD POINT REINSURANCE LIMITED and its affiliates
/s/ John R. Berger
John R. Berger
Chairman and Chief Executive Officer
Third Point Reinsurance Limited

Exhibit B

PRESS RELEASE AND EMPLOYEE COMMUNICATION
Tonya Marshall, who has served as the Executive Vice President, General Counsel, and Secretary of Third Point Reinsurance Limited since its inception, has resigned from the Company effective May 1, 2015 to pursue other opportunities. We wish Ms. Marshall well in her new endeavors and thank her for her service. Please contact Rob Bredahl, the Company’s Chief Operating Officer, should you have any questions regarding Ms. Marshall’s resignation.

Exhibit C
WAIVER AND RELEASE OF CLAIMS
1.    General Release. In consideration of the payments and benefits to be made under the Resignation Agreement, dated as of May 1, 2015 (the “Resignation Agreement”), by and among Tonya L. Marshall (the “Executive”), and Third Point Reinsurance Limited (the “Company”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), excepting only:
(a)    rights of the Executive under the Resignation Agreement;
(b)    the right of the Executive to receive benefits required to be provided in accordance with applicable law (other than notice-related compensation under Bermuda law, which the parties agree is included in the cash amount to be paid under the Resignation Agreement);
(c)    rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
(d)    claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or resignation or termination benefits except as provided in the Resignation Agreement;
(e)    the right of the Executive to exercise the Vested Options in accordance with the Option Agreement (as these terms are defined under the Resignation Agreement); and
(f)    claims for the reimbursement of unreimbursed business expenses incurred prior to the date of resignation pursuant to applicable policy of the Company Affiliated Group.
2.    No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.
3.    Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorneys’ fees and expenses.
4.    Specific Waiver. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under any state, local or national law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive, except that, with respect to any such right or Action, the Executive does waive any right to money damages.
5.    Voluntariness. The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Waiver and Release of Claims.
6.    Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of this Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
7.    Governing Law. Except for issues or matters as to which U.S. Federal law or Bermuda law are applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]
IN WITNESS WHEREOF, the Executive has executed this Waiver and Release of Claims effective as of the date written below her signature.

/s/ Tonya L. Marshall
Tonya L. Marshall

Dated: 5/4/2015